Exhibit 10(g)(iv)

ViacomCBS Inc.

20[ ] Terms and Conditions to the Performance Share Units

Granted under the Viacom Inc. 2016 Long-Term Management Incentive Plan
(the “Plan”)

ARTICLE I
TERMS OF PERFORMANCE SHARE UNITS

Section 1.1    Grant of Performance Share Units. ViacomCBS Inc., a Delaware corporation (the “Company”), has awarded the Participant Performance Share Units (the “Performance Share Units” or “PSUs”) under the Viacom Inc. 2016 Long-Term Management Incentive Plan, as amended from time to time (the “Plan”). The PSUs have been awarded to the Participant subject to the terms and conditions contained in (A) the certificate for the grant of PSUs, as distributed on [___] (the “Performance Share Units Certificate” or the “Certificate”), (B) the terms and conditions contained herein and (C) the Plan, the terms of which are hereby incorporated by reference (the items listed in (A), (B), and (C), collectively, the “Terms and Conditions”). A copy of the Plan and the Prospectus dated [___] has been or will be made available to the Participant on the Morgan Stanley (or its successor’s) website or has been attached hereto.

Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Terms and Conditions. Performance Share Units are notional units of measurement and represent the right to receive a number of shares of the Class B Common Stock depending on the Company’s performance against specific pre-determined goals.

The number of PSUs granted to a Participant for each Measurement Period shall be determined by dividing each one-third (1/3) of the PSU Grant Value by the per share Grant Date Fair Value of such performance tranche, rounded down to the nearest whole share. This is the Participant’s “Target Award”.

PSU Measurement Periods shall be, (i) one-third of the Grant Value shall be subject to a two-year performance period beginning [___] and ending [___], (ii) one-third of the Grant Value shall be subject to a three-year performance period beginning [___] and ending [___] and (iii) one-third of the Grant Value shall be subject to a four-year performance period beginning [___] and ending [___].

Section 1.2    Terms of Performance Share Units.

(a)    PSUs shall be tied to the achievement of relative total shareholder return or “Relative TSR”, as defined herein, and measured over three (3) different Measurement Periods, as described herein, with the number of shares of Class B Common Stock (the “Shares”) delivered following the applicable Determination Date calculated based upon the following schedule:

Award Schedule
•If the Company achieves less than the 25th percentile Relative TSR, the Target Award will be forfeited
•If the Company achieves the 25th percentile Relative TSR, the number of Shares to be delivered under the award will be 80% of the Target Award
•If the Company achieves the 50th percentile Relative TSR, the number of Shares to be delivered under the award will be 100% of the Target Award
•If Company achieves the 75th percentile Relative TSR or greater, the number of Shares to be delivered under the award will be 120% of the Target Award

For Relative TSR achievement at an intermediate point between the 25th and 50th percentile, or between the 50th percentile and the 75th percentile, the number of Shares to be delivered will be interpolated between the respective percentages of Target Award at each of the percentiles. For example, if the Company were to achieve the 60th percentile Relative TSR, 108% of the Target Award would be delivered pursuant to this Section 1.2(a). Fractional Shares shall be rounded up to the nearest whole share.

(b)    Settlement and Delivery of Shares. Shares delivered in settlement of the Performance Share Units will be delivered, net of any shares withheld for Taxes pursuant to Section 4.2, as soon as administratively practicable following each applicable Determination Date and the Committee’s certification as to the Company’s Relative TSR performance for the applicable Measurement Period; provided, however, that in no event shall settlement occur later than March 15th of the calendar year following the Determination Date.

(c)    Dividend Equivalents. If the Company pays regular cash dividends on Class B Common Stock, Dividend Equivalents shall accrue on the PSUs until the PSUs are settled. The Company will credit such Dividend Equivalents when it pays the corresponding dividend on the Class B Common Stock. Accrued Dividend Equivalents will be subject to the same earning and forfeiture conditions as the underlying PSUs on which the Dividend Equivalents were accrued. Accrued Dividend Equivalents that have been credited to the Participant’s account shall be paid in cash (reduced by amounts necessary to satisfy the Tax Related Items) through payroll in a lump sum as soon as practicable after the date the PSUs on which the Dividend Equivalents accrued and are settled; provided, however, if PSUs are scheduled to be settled between a dividend record date and a dividend payment date, the Dividend Equivalents payable with respect to the PSUs on account of such dividend will be paid in a lump sum based on the dividend payment date and not on the dividend record date. Notwithstanding the foregoing, in no event shall Dividend Equivalents be paid later than March 15th of the calendar year following the calendar year in which the PSUs vest.

The decision to pay a dividend and, if so, the amount of any such dividend, is determined by the Company in its sole discretion. Accrued Dividend Equivalents will not be paid with respect to any PSUs that are cancelled. Dividend Equivalents will not be credited with any interest or other return between the date they accrue and the date they are paid to the Participant.

(d)    Termination of Employment.

(1)    If, at the time of a Participant’s Termination of Employment, the Participant is a party to an employment agreement with the Company or one of its Subsidiaries or is covered by a written severance arrangement for the benefit of Company employees, in either case that contains provisions different from those set forth in Section 1.2(d)(2) below, then such different provisions will control so long as they are in effect and applicable to the Participant at the time of the Participant’s Termination of Employment. Further, if any such written arrangement should provide for accelerated vesting of outstanding PSUs, then unless otherwise provided in the terms of such arrangement, such PSUs shall be deemed earned at the Target Award and settled in accordance with Section 1.2(d) (without requirement by the Committee to certify performance). In the event that any such provision would cause the PSUs to be subject to the requirements of Section 409A, the settlement of the PSUs shall also comply with Section 4.6 hereof.

(2)    Otherwise, in the event that the Participant's employment with the Company and its Subsidiaries terminates prior to [___]:

(A)    due to the Participant’s death or Permanent Disability, then any unearned PSUs (and all unvested Dividend Equivalents accrued thereon) shall immediately be considered earned according to Section 1.2(d)(2)(A)(1) or (2) below and shall be settled in accordance with Section 1.2(b) hereof and the Company’s practices in connection with settlement of such shares following a Termination of Employment.

1)    the number of shares of Class B Common Stock that the Participant will receive in settlement of PSUs for any applicable Measurement Period not completed on or prior to the Participant’s termination date will be deemed the Target Award (and certification by the Committee with respect to such PSUs shall not be required); and

2)    the number of shares of Class B Common Stock that the Participant will receive in settlement of PSUs for any Measurement Period that was completed prior to the Participant’s termination date will be the Shares determined in accordance with Section 1.2(a).

(B)    for any reason other than due to the Participant’s death or Permanent Disability, then, unless otherwise determined by the Committee, the Participant shall forfeit all unearned PSUs (and all unearned Dividend Equivalents accrued thereon) as of the date of such Termination of Employment; provided, however, if, within twenty-four (24) months following the close of the merger of Viacom Inc. and CBS Corporation (the “Closing Date”), (x) the Participant’s employment is terminated by the Company (other than a termination for Cause, as defined in the Plan), or (y) the Participant resigns with “good reason” (as defined under an applicable employment agreement), then all outstanding PSUs (and all Dividend Equivalents accrued thereon) will be treated as earned in accordance with section 1.2(d)(2)(A)(1) or (2), as applicable, and shall be settled in accordance with Section 1.2(b) hereof.

ARTICLE II
EFFECT OF CERTAIN CORPORATE CHANGES

In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off, split-off, or recapitalization that changes the character, value, or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to the Performance Share Units, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III
DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a)“Board” shall mean the Board of Directors of the Company.

(b)“Cause” shall (i) have the meaning provided in a Company or a Subsidiary employment agreement that is in effect and applicable to the Participant, or (ii) mean, if there is no such employment agreement or if such employment agreement contains no such term, unless the Committee determines otherwise, (A) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to the Participant’s employment with the Company or a Subsidiary; (B) conduct constituting a felony, whether or not related to the Participant’s employment with the Company or a Subsidiary; (C) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving the Company or a Subsidiary; (D) willful unauthorized disclosure or use of Company or Subsidiary confidential information; (E) the failure to substantially obey a material lawful directive that is appropriate to the Participant’s position from a superior in his or her reporting line or the Board; (F) the failure or refusal to substantially perform the Participant’s material employment obligations (other than any such failure or refusal resulting from the Participant’s disability); (G) the willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to employment with the Company or a Subsidiary, after being instructed by the Company or a Subsidiary to cooperate; (H) the willful destruction of or failure to preserve documents or other material known to be relevant to any investigation referred to in subparagraph (G) above; or (I) the willful inducement of others to engage in the conduct described in subparagraphs (A) – (H).

(c)“Certificate” shall mean the meaning set forth in Section 1.1 hereof.

(d)“Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(e)“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, including any successor law thereto and the rules, regulations and guidance promulgated thereunder.

(f)“Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan).

(g)“Company” shall mean ViacomCBS Inc., a Delaware corporation.

(h)“Date of Grant” shall be the date set forth on the Certificate.

(i)“Determination Date” means with respect to each Measurement Period, the last calendar day of such Measurement Period.

(j)“Dividend Equivalent” shall mean an amount in cash equal to the regular cash dividend, if any, that would have been paid on the number of shares of Class B Common Stock underlying the PSUs.

(k)“Grant Date Fair Value” means the value determined by FAS 123 Solutions using a Monte Carlo valuation model, in accordance with applicable accounting principles.

(l) “Good Reason” has the meaning assigned to such term in the Participant’s employment agreement with the Company or a Subsidiary.

(m)“Grant Value” means the portion of the Participant’s total long-term incentive target value delivered in the form of PSUs.

(n) “Measurement Period” means (i) for the first one-third of the Grant Value, the two-year period commencing on [___] and ending [___]; (ii) for the second one-third of the Grant Value, means the three-year period commencing on [___] and ending [___]; and (iii) for the third one-third of the Grant Value, means the four-year period commencing on [___] and ending [___].

(o)“Participant” shall mean the employee named on the Certificate.

(p)“Performance Share Units” shall mean notional units of measurement representing the contractual right granted to the Participant to receive shares of Class B Common Stock and consisting of the Target Award set forth in Section 1.2(a) hereof.

(q) “Permanent Disability” shall have the same meaning as such term or a similar term has in the long-term disability policy maintained by the Company or a Subsidiary thereof for the Participant and that is in effect on the date of the onset of the Participant’s Permanent Disability unless the Committee determines otherwise.

(r)“Plan” shall mean the Viacom Inc. 2016 Long-Term Management Incentive Plan, and as may be amended from time to time.

(s) “Reference Group” means all companies whose common stock is included in the S&P 500 at the start of the Measurement Period for that Target Award (other than (i) companies that cease to be included in the S&P 500 during the Measurement Period solely due to merger, acquisition, liquidation or similar events changing the identity and nature of the company and (ii) companies that cease to be included in the S&P 500 other than on account of events described in the preceding clause (i) and which also cease to have common stock publicly traded on an exchange or on a recognized market system or the over-the-counter market).

(t)“Relative TSR” means for the Class B Common Stock and for the common stock of each company in the Reference Group, the percentage change in value (positive or negative) over the Measurement Period as measured by dividing (i) the sum of (A) each company’s cumulative value of dividends and other distributions in respect of its common stock for the Measurement Period, assuming dividend reinvestment, and (B) the difference (positive or negative) between each company’s common stock price on the first and last day of the Measurement Period (calculated on the basis of the average closing prices over the 20-day trading period immediately prior to the first day of the Measurement Period and the average closing prices over the 20-day trading period immediately prior to the relevant Determination Date, in each case, as reported by Bloomberg L.P. (or such other reporting service that the Committee may designate from time to time)); by (ii) the common stock price on the first day of the Measurement Period, calculated on the basis described above. Appropriate and equitable adjustments will be made to account for stock splits and reverse stock splits. Relative TSR will be determined by the Committee in a manner consistent with this definition. For purposes of computing Relative TSR, if a company has more than one class of common stock outstanding, then only the class that is included in the S&P 500 shall be taken into account, and if there is more than one such class the company’s Relative TSR shall be computed using the aggregate values of and distributions on all such classes.

(u)“Shares” means the number of shares of Class B Common Stock delivered following the applicable Determination Date based on the Award Schedule and other provisions set forth in Section 1.2 hereof.

(v)“S&P 500” means the Standard & Poor’s 500 Composite Index.

(w)“Section 409A” shall mean Section 409A of the Code and the rules, regulations and guidance promulgated thereunder from time to time.

(x)“Subsidiary” shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

(y)“Target Award” means the target number of shares, subject to the Company’s Relative TSR performance.

(z)“Tax-Related Items” means any federal, national, provincial, state, and/or local tax liability (including, but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes) that may be due or required by law to be withheld, and/or any employer tax liability shifted to a Participant.

(aa)“Termination of Employment” shall mean, for purposes of the PSUs, when a Participant is no longer an employee of the Company or any of its Subsidiaries for any reason, including, without limitation, a reduction in force, a sale or divestiture or shut-down of the business for which the Participant works, the Participant's voluntary resignation; the Participant’s resignation with “good reason”, if provided for in a Participant’s current employment agreement; the Participant's termination with or without Cause; or the Participant's retirement, death or Permanent Disability. Also, unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the PSUs, on the date on which the Participant's employing company ceases to be a Subsidiary.

ARTICLE IV
MISCELLANEOUS

Section 4.1No Rights to Awards or Continued Employment. Neither the Certificate, the Plan nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, nor to be entitled to any remuneration or benefits not set forth in the Plan or the Certificate, including the right to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.

Section 4.2Taxes. The Company or a Subsidiary, as appropriate, shall be entitled to deduct and withhold from any PSUs that vest and from any payment (including payment of accrued Dividend Equivalents) made with respect to the PSUs or otherwise under the Plan to the Participant, a Participant’s estate or any permitted transferee or beneficiary an amount sufficient to satisfy any Tax-Related Items. The amount sufficient to satisfy the Tax-Related Items with respect to the vesting of PSUs shall be calculated by valuing the shares of Class B Common Stock on the date of vesting or such other date as determined by the Committee, in its sole discretion. Further, any shares of Class B Common Stock that are retained to satisfy the Tax-Related Items shall be valued based on the fair market value on the date that the amount sufficient to satisfy the Tax-Related Items is to be determined in accordance with the foregoing sentence.

In order to satisfy such Tax-Related Items, the Company may, in its discretion and subject to such conditions as it may determine, direct or permit, as a condition of the settlement of the PSUs, payment of the Dividend Equivalents, or delivery of any shares of

Class B Common Stock, that such Tax-Related Items be satisfied by (i) withholding shares of Class B Common Stock (or in the case of Dividend Equivalents, cash) subject to the applicable PSUs (and/or Dividend Equivalents); (ii) selling a portion of the shares of Class B Common Stock subject to the applicable PSUs and/or Dividend Equivalents and using the proceeds of such sale to satisfy the applicable Tax-Related Items; (iii) payment by the Participant of an additional cash amount equal to the amount of such Tax-Related Items; (iv) delivery of Class B Common Stock already owned by the Participant having a Fair Market Value equal to the amount of such Tax-Related Items; or (v) any other means available under applicable law and the Plan and that the Company, in its sole discretion, determines to be appropriate in order to satisfy the Tax-Related Items.

As a condition to receiving this grant of PSUs, the Participant has agreed to take, or to allow the Company to take, in its discretion, the foregoing actions to satisfy such Tax Related Items.

Section 4.3Stockholder Rights: Unsecured Creditor Status. The grant of PSUs under the Certificate shall not entitle the Participant, the Participant’s estate, or any permitted transferee or beneficiary to any rights of a holder of shares of Class B Common Stock, unless, and only when, the Participant, the Participant's estate, or any permitted transferee or beneficiary, as applicable, is registered on the books and records of the Company as a stockholder with respect to the shares of Class B Common Stock underlying the PSUs (or where the shares are permitted to be held in “street” name by a broker designated by the Participant (or the Participant’s estate, permitted transferee or beneficiary, as applicable) until such broker has been so registered), and shares are delivered to such party upon settlement of the PSUs or payment of the Dividend Equivalents. Unless otherwise determined by the Committee in its discretion or as specified herein, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Class B Common Stock for which the record date is prior to the date on which the Participant, a Participant’s estate, or any permitted transferee or beneficiary (or broker of any of the foregoing, if applicable) shall become the registered or beneficial holder of such shares of Class B Common Stock. PSUs constitute unsecured and unfunded obligations of the Company. As a holder of PSUs, the Participant shall have only the rights of a general unsecured creditor of the Company.

Section 4.4No Restriction of Right of Company to Effect Corporate Changes. Neither the Plan nor the Certificate shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 4.5No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or his or her acquisition or sale of the shares of

Class B Common Stock underlying the PSUs. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action in relation thereto.

Section 4.6Section 409A. The intent of the Company is that payments and distributions under these Terms and Conditions comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, these Terms and Conditions shall be interpreted to be in compliance therewith. If any provision of the Certificate contravenes any regulations or Treasury guidance promulgated under Section 409A or could cause the Participant to be required to recognize income for United States federal income tax purposes with respect to any PSUs before such PSUs are settled or to be subject to any additional tax or interest under Section 409A, such provision of the Certificate may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any additional tax or interest under Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Certificate shall not be applicable to PSUs that are subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

Notwithstanding anything herein to the contrary, if the Participant is deemed on the date of his or her "separation from service" (as determined by the Company pursuant to Section 409A) to be one of the Company's "specified employees" (as determined by the Company pursuant to Section 409A), then any portion of any of the Participant's PSUs that constitutes deferred compensation within the meaning of Section 409A and is payable or distributable upon the Participant's separation from service shall not be made or provided prior to the earlier of (i) the six-month anniversary of the date of the Participant's separation from service or (ii) the date of Participant's death (the "Delay Period"). All payments and distributions delayed pursuant to this Section 4.6 shall be paid or distributed to the Participant within thirty days following the end of the Delay Period, subject to the satisfaction of any Tax-Related Items, and any remaining payments and distributions due thereafter under these Terms and Conditions shall be paid or distributed in accordance with the dates specified for them herein. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on the Participant with respect to Section 409A.

Section 4.7Amendment. The Committee shall have broad authority to amend the Certificate without approval of the Participant to the extent necessary or desirable (a) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (b) to ensure that the Participant is not required to recognize income for United States federal income tax purposes with respect to any PSUs before such PSUs are settled and is not subject to additional tax or interest under Section 409A with respect to any PSUs. The Committee shall not be obligated to make any such amendment, however, and neither the Committee nor the Company makes any representation or guarantee that the PSUs will not be subject to additional tax or interest under Section 409A.

Section 4.8Interpretation. In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. Additionally, in the event of a conflict or ambiguity between the provisions of the Certificate and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the PSUs, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of the Certificate.

Section 4.9Breach of Covenants. In the event that (i) the Participant is party to an employment agreement or other agreement with the Company or one of its Subsidiaries containing restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property, and (ii) the Committee makes a good faith determination at any time that the Participant committed a material breach of any such restrictive covenants during the Participant’s employment or the one-year period after termination of the Participant’s employment with the Company or a Subsidiary for any reason, then (x) the Participant shall be required to return to the Company all shares of Class B Common Stock received by him or her as a result of the vesting of the PSUs during the one year period prior to such breach or any time after such breach occurs, and the cash payment of related accrued Dividend Equivalents; provided, however, to the extent that any such shares of Class B Common Stock received in settlement of the PSUs within the one-year period prior to such breach were sold by the Participant, the Participant shall remit to the Company any proceeds realized on the sale of such shares of Class B Common Stock, whether such sale occurred during the one year period prior to such breach or any time after such breach occurs, and (y) notwithstanding any provision of the Certificate or any other agreement between the Company and the Participant, including any agreement referenced in Section 1.2(d) hereof, under no circumstances will any unvested PSUs vest following the Committee's determination that Participant has committed a material breach.

Section 4.10Entire Agreement. Except to the extent provided in a valid and binding employment agreement or severance agreement, the Terms and Conditions constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Company and the Participant with respect hereto. The express terms of the Terms and Conditions control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 4.11Governmental Regulations. The PSUs shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.12Repayment / Forfeiture. Any benefits the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. SEC adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant.

Section 4.13Headings. The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Certificate.

Section 4.14Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to Awards granted under the Plan and participation in the Plan, or future Awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line, electronic and/or voice activated system established and maintained by the Company or a third party designated by the Company. Further, unless the Participant declines an Award by written notice to the Company no later than 30 days following the grant date or such other date that may be communicated by the Company, the Company will automatically accept the Award, subject to all terms and conditions set forth in these Terms and Conditions, the Certificate and the Plan, on the Participant’s behalf. If the Participant properly declines the Award, the Award will be cancelled and the Participant will not be entitled to any benefits from the Award nor any compensation or benefits in lieu of the cancelled Award.

Section 4.15Severability. The provisions of the Certificate are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

Section 4.16Governing Law and Venue. The Certificate and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises under this PSU grant or these Terms and Conditions, the parties hereby submit and consent to the exclusive jurisdiction of the State of New York, agree that such litigation shall be conducted exclusively in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

Section 4.17Waiver. The Participant acknowledges that a waiver by the Company of breach of this Certificate shall not operate or be construed as a waiver of any other provision of this Certificate, or of any subsequent breach by the Participant or any other Participant.

Section 4.18Stock Plan Accounts. If the Participant is a Plan participant in the United States, the Company shall be entitled to access the information contained in the Participant’s individual stock plan account maintained by the applicable plan administrator; provided, however, that the Company may not disclose individual account information to third parties (other than the plan administrator), unless required by applicable law.

Section 4.19Restriction on Transfer. The rights of the Participant with respect to the PSUs (including any Dividend Equivalents associated with such PSUs) shall not be transferable, except by will, the laws of descent and distribution, or beneficiary designation (if permitted); provided, however, that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

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The Participant will be deemed to have agreed to all Terms and Conditions (as set forth in the Certificate, this document, and the Plan), unless the Participant provides the Company with a written notice of rejection within 30 days of receipt of the Terms and Conditions. Any such notice may be addressed to the Company at the following email address: stockplanadministrator@cbs.com. If a Participant properly declines the Award, the Award will be cancelled and such Participant will not be entitled to any benefits from the Award or any compensation or benefits in lieu of the cancelled Award.

If there is a discrepancy between any information set forth on the ViacomCBS Stock Plans webpage and the official records maintained by the Company, the official records will prevail.